UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 15, 2011

ORB Automotive Corporation
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	000-52341	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Shenzhen ORB-Fortune New-Material Co., Ltd
Room O-R, Floor 23, Building A, Fortune Plaza
Shennan Road, Futian District
Shenzhen, Guangdong, China 518040

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:  +86(755) 8204-6828

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2011, the Board of Directors of ORB Automotive Corporation, a Cayman Islands company (“ORB” or the “Company”) appointed Xiang-Yang Lu to the Board of Directors.  Mr. Lu, 49, is a Co-Founder, and has been Non-executive Director and Vice Chairman of BYD Company Limited (“BYD Company”), a manufacturer of rechargeable batteries, automobiles, and electric automobiles originally founded in 1995 as Shenzhen BYD Battery Company Limited, or BYD Industries, until its reorganization in 2002, from 1995 until the present.  He currently serves as a member of BYD Company’s audit committee, strategy committee and nomination committee.  In 1998, he co-founded Shenzhen BYD Lithium Battery Company Limited (“BYD Lithium-Ion”), a manufacturer of Li-ion batteries and subsidiary of BYD Company. Additionally, in 1995, Mr. Lu established Guangzhou Youngy Investment & Management Group Co. Ltd. (“Youngy”), a multi-national investment company engaged in real estate and high-tech industries, serving as its chairman since founding. Mr. Lu began his career at the Chaohu Centre Branch of the People’s Bank of China, working there from 1978 to 1992.  Mr. Lu holds a Bachelor’s degree in economics from the University of Anhui.  He is a director of GanZi Rongda Lithium Co., Ltd., a Chinese company established in 2005 by Youngy to exploit a spodumene mine in Xiajika Village, Kangding County, Sichuan Province, China.  Additionally, he is Vice Chairman of the BYD Charity Foundation.

In appointing Mr. Lu to the Board, the Company’s Board of Directors cited Mr. Lu’s business experience and substantive knowledge of the automotive industry in China through his association with BYD Auto Co., Ltd., a Chinese domestic manufacturer of auto products and services include fuel and electric vehicles as well as auto molding and auto parts and significant subsidiary of BYD Company since 2003, as the key attributes that made him an ideal addition to the ORB Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Press Release of ORB Automotive Corporation, dated July 18, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 18, 2011

ORB AUTOMOTIVE CORPORATION

By:	/s/ Junning Ma
Junning Ma
President & Chief Executive Officer